UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SKYLINE MEDICAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Skyline Medical Issues Letter to Shareholders

MINNEAPOLIS (December 7, 2017) - Skyline Medical Inc. (NASDAQ: SKLN) (“Skyline” or the “Company”), producer of the FDA-approved STREAMWAY® System for automated, direct-to-drain medical fluid disposal, today issued a press release with the following letter to shareholders.

Dear Fellow Shareholders,

Skyline is on the cusp of entering a transition period, unlike any in our company's history. I have therefore chosen to issue this letter, ahead of our Annual Meeting on December 28, to lay out some of the plans Skyline’s management team has been working toward over the past several months and the ways in which we are expecting the Company to evolve as we move into 2018.

We have the following objectives for 2018:

•	To expand Skyline’s business to take advantage of emerging areas of the dynamic healthcare market. To this end, management is implementing a Merger & Acquisition strategy focused on finding and acquiring high-growth companies that have established operations and the ability to drive both revenue and capital appreciation for the Company, or entering into strategic relationships with these companies.

•	To maximize the market reach of our STREAMWAY System, both domestically and in key international markets

To allow the Company to move forward with this strategic growth plan to secure additional revenue streams and build value for shareholders, the Board of Directors unanimously recommends our shareholders vote to approve the following proposals at the Annual Meeting:

•	To approve an amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 24,000,000 to 50,000,000.

We must leverage our current share base to expand in markets that are expected to increase our capital returns significantly allowing us to provide increased shareholder value.

•	To approve amendments to the Company’s Amended and Restated 2012 Stock Incentive Plan to (i) increase the reserve of shares of common stock authorized for issuance thereunder to 5,000,000, (ii) increase certain thresholds for limitations on grants, and (iii) re-approve the performance goals thereunder.

The company does not possess enough options in the stock option plan to entice prospective employees and staff from acquired companies to join our organization. We also seek to incentivize valued employees currently working hard to bring success to Skyline, aligning their incentives with our shareholders.

On our previous earnings calls, we have discussed the challenges we face in our current business model, which, for the past several years, has exclusively focused on generating sales of the STREAMWAY System, our automated waste disposal system for healthcare facilities. We consider the STREAMWAY to be the best solution on the market to solve the issue of medical waste disposal, with its cost-effective and environmentally friendly approach to providing the answer to infection control associated with toxic waste management. However, although we have had some success with our strategy to commercialize the STREAMWAY, with over 100 units installed in procedure rooms in North America, and though we are well positioned for growth in this market in 2018, we have not generated the rapid sales progress needed to significantly build value for shareholders due to the product’s long sales cycle.

We are therefore exploring new opportunities to build value for shareholders. Some of these plans are expected to support STREAMWAY sales – such as our recently-signed international distribution agreements, and some will serve to diversify Skyline’s offerings into entirely new potential revenue streams. Fortunately, the healthcare industry is undergoing major changes in its approach to diagnosing and treating patients which is giving rise to several exciting opportunities to enter into emerging, high-growth markets; moreover, as a Nasdaq company, Skyline is well-positioned to attract the attention of the producers of some of the most innovative cutting-edge technologies in this sector, and we have successfully formed partnerships with some of these producers in a very short space of time.

We have identified Contract Research Organization (“CRO”) Services as a burgeoning sector with significant growth potential. CROs appeals to us for several reasons: a) unlike other emerging pharma companies, they can rapidly generate revenues and do not need to complete lengthy clinical trial phases before they can commence commercial activity b) there are a limited number of public micro/small-cap CROs, so partnering with high-quality CROs creates a unique opportunity for investors in Skyline c) CROs typically generate very high margins d) as the healthcare sector continues to make scientific breakthroughs, and the therapy development process becomes more and more complex, biopharma companies are increasingly outsourcing their clinical trial needs. For this reason, CROs act as the ‘pick and shovel’ of healthcare investment, benefiting from overall growth in clinical trials.

To accelerate our expansion into this sector, we have formed a joint venture with Helomics, a pioneering specialty CRO with established operations that bridge two revolutionary areas of the healthcare industry: precision medicine and big data. Helomics’ competitive advantage lies in its proprietary D-Chip™ platform, which contains data on 149,000+ tumors compiled from over a decade of clinical testing of patients combined with its AI-powered bioinformatics engine to generate scientific insights from the data. These actionable insights are then used by BioPharma companies to develop new targeted treatments for any given patient profile. Precision medicine is rapidly emerging as a game-changing approach to medicine and Helomics’ ability to connect data collection, analysis and actionable insights in this space, positions it as a highly-valuable partner to BioPharma companies.

Our intention is to further build out the D-CHIP database of patient data and ramp up commercial activities by generating new subscriptions to the platform from Pharma, BioPharma and Diagnostic Companies, providing Skyline with additional revenues from a previously untapped market. Through this Skyline-Helomics partnership, we have also partnered with GLG Pharma, a biotechnology company focused on precision medicine, to add a collection system to the STREAMWAY System, using GLG’s Capture, Culture and Screening system. This will collect abdominal (ascites) fluids from patients and test for cancer stem cells, cancer cells and other cells, generating additional revenues for the Skyline-Helomics venture and GLG. Although these plans are at an early stage, we are excited by these opportunities for Skyline to leverage the emergence of precision medicine and are proud to have aligned the Company with two strong players in the market.

We continue to explore other opportunities partner with revenue-generating companies and create near-term and long-term value for Skyline’s shareholders. As another example of our ongoing plans to diversify and strengthen Skyline’s offering, we are currently in negotiations to form a joint venture with CytoBioscience, a CRO services business with an established client base and several potential business synergies with Helomics.

As we look to 2018, the management team and the Board of Directors are intently focused on exploring these opportunities, among others, to significantly expand Skyline’s growth potential. To that end, as Skyline Medical enters this transition phase, it may start to look very different than it has historically. As we implement these exciting strategic initiatives, is vital that we have a strong platform in place to support this anticipated scaling in our business. It is for these reasons, we are asking our shareholders to approve the proposed increase in the number of authorized shares of common stock from 24,000,000 to 50,000,000, as well as to approve increases to the employee incentive plan. These measures will give Skyline the ability to finance these exciting M&A opportunities and to attract and retain the high quality professionals it needs to take advantage of the best opportunities in the dynamic healthcare market and to build the value of the business.

We are excited and encouraged by the opportunities ahead of us and look forward to implementing this strategic plan, with the support of our loyal shareholders.

Sincerely,

/s/ Carl Schwartz

Dr. Carl Schwartz
Chief Executive Officer

About Skyline Medical

Skyline Medical produces a fully automated, patented, FDA-cleared waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S.  For additional information, please visit www.skylinemedical.com.

Forward-looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include risks related to the proposed joint ventures, including the need to negotiate the definitive agreements for the joint ventures; possible failure to realize anticipated benefits of the joint ventures; and costs of providing funding to the joint ventures. Other risks and uncertainties relating to the Company include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners and with any strategic or joint venture partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contacts:

Skyline Medical

Carl Schwartz, Chief Executive Officer

(651) 389-4800

cschwartz@skylinemedical.com

Investors
KCSA Strategic Communications

Elizabeth Barker
(212) 896-1203
skln@kcsa.com